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                                                                      Exhibit 21


                          SUBSIDIARIES OF NEXMED, INC.

1.       NexMed Holdings, Inc., incorporated in Delaware on February 28, 1997.

2.       NexMed (U.S.A.), Inc., incorporated in Delaware on June 18, 1997.

         (a) New Brunswick Medical Inc. is a wholly-owned subsidiary of NexMed (U.S.A.), Inc., incorporated in Delaware on August 12, 1998.

3. NexMed International Limited, is incorporated in the British Virgin Islands, incorporated on August 2, 1996.

         (a) NexMed (Americas) Limited is a wholly-owned subsidiary of NexMed International Limited, incorporated in Nova Scotia, on August 15, 1997.

         (b) NexMed International (Hong Kong) Ltd. is a wholly-owned subsidiary incorporated in Hong Kong on March 14, 2001.